ROKWADER, INC.

CLASS A WARRANT CERTIFICATE

Certificate No. W-A 1

CLASS A WARRANT

TO PURCHASE 5,900,000 SHARES OF COMMON STOCK

OF

ROKWADER, INC.

THIS WARRANT AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "1933 ACT") OR UNDER ANY STATE SECURITIES OR "BLUE SKY" LAWS ("BLUE SKY LAWS"). NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THIS WARRANT OR THE SECURITIES ISSUABLE UPON EXERCISE OF THIS WARRANT OR ANY INTEREST THEREIN MAY BE MADE EXCEPT (a) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE 1933 ACT AND ANY APPLICABLE BLUE SKY LAWS OR (b) IF THE CORPORATION HAS BEEN FURNISHED WITH AN OPINION OF COUNSEL FOR THE HOLDER, WHICH OPINION AND COUNSEL SHALL BE REASONABLY SATISFACTORY TO THE CORPORATION, TO THE EFFECT THAT NO REGISTRATION IS REQUIRED BECAUSE OF THE AVAILABILITY OF AN EXEMPTION FROM REGISTRATION UNDER THE 1933 ACT AND APPLICABLE BLUE SKY LAWS.

THIS CERTIFIES THAT, for good and valuable consideration Coco Partners, LLC, a Delaware limited liability company (the "Holder"), or the Holder's registered assigns, is entitled to subscribe for and purchase from Rokwader, Inc., a Delaware corporation (the "Corporation"), at any time after May 1, 2015, to and including April 1, 2020, Five Million, Nine Hundred Thousand (5,900,000) fully paid and nonassessable shares of the Common Stock of the Corporation at the following prices: for the first 5,000,000 shares the exercise price is $0.60 per share, for the next 500,000 shares the exercise  price is $1.00 per share and for the remaining 400,000 shares the exercise price is $1.25 per share (the exercise prices are collectively referred to herein as the "Warrant Exercise Price"), subject to the antidilution provisions of this Warrant.

The shares which may be acquired upon exercise of this Warrant are referred to herein as the "Warrant Shares." As used herein, the term "Holder" means the Holder, any party who acquires all or a part of this Warrant as a registered transferee of the Holder, or any record holder or holders of the Warrant Shares issued upon exercise, whether in whole or in part, of the Warrant. The term "Common Stock" means the common stock, $0.001 par value per share, of the Corporation. This Warrant is issued in connection with a private placement by the Corporation pursuant to a Securities Purchase Agreement dated April 28, 2015 (the “Agreement”).

This Warrant is subject to the following provisions, terms and conditions:

1. EXERCISE; TRANSFERABILITY.

The rights represented by this Warrant may be exercised by the Holder hereof, in whole or in part (but not as to a fractional share of Common Stock), by written notice of exercise in the form attached hereto as Exhibit A delivered to the Corporation at the principal office of the Corporation prior to the expiration of this Warrant and accompanied or preceded by the surrender of this Warrant along with (i) a check in payment of the Warrant Exercise Price for such Warrant Shares; or (ii) a promissory note made by option holder in favor of the Corporation, upon the terms and conditions determined by the Board of Directors and secured by the Warrant Shares issuable upon exercise complying with applicable law (including, without limitation, state, corporate and federal margin requirements), or any combination thereof.

 In addition, with the Corporation’s consent and subject to the Corporation’s sole discretion, payment may be made in the following alternative form(s):

(a)           Certificates for shares that are owned by the Holder, along with any forms needed to affect a transfer of those shares to the Corporation. The value of the shares, determined as of the effective date of the Warrant exercise, will be applied to the Warrant exercise price. Instead of surrendering shares, you may attest to the ownership of those shares on a form provided by the Corporation and have the same number of shares subtracted from the Warrant Shares issued to you upon exercise of the Warrant. However, you may not surrender, or attest to the ownership of shares in payment of the Warrant Exercise Price if your action would cause the Corporation to recognize a compensation expense (or additional compensation expense) with respect to this Warrant for financial reporting purposes.

(b)           By delivery on a form approved by the Corporation of an irrevocable direction to a securities broker approved by the Corporation to sell all or part of the Warrant Shares that are issued to the holder when the Holder exercises this Warrant and to deliver to the Corporation from the sale proceeds an amount sufficient to pay the Warrant exercise price and any withholding taxes. The balance of the sale proceeds, if any, will be delivered to the Holder. The directions must be given by providing a notice of exercise form approved by the Corporation.

(c)           By delivery on a form approved by the Corporation of an irrevocable direction to a securities broker or lender approved by the Corporation to pledge Warrant Shares that are issued to the Holder when the Holder exercises this Warrant as security for a loan and to deliver to the Corporation from the loan proceeds an amount sufficient to pay the Warrant exercise price and any withholding taxes. The directions must be given by providing a notice of exercise form approved by the Corporation.

(d)           Any other form permitted by the Board of Directors in their discretion.

Notwithstanding the foregoing, payment may not be made in any form that is unlawful, as determined by the Board of Directors in their discretion.

2. EXCHANGE AND REPLACEMENT.

Subject to Sections 1 and 7 hereof, this Warrant is exchangeable upon the surrender hereof by the Holder to the Corporation at its office for new Warrants of like tenor and date representing in the aggregate the right to purchase the number of Warrant Shares purchasable hereunder, each of such new Warrants to represent the right to purchase such number of Warrant Shares (not to exceed the aggregate total number purchasable hereunder) as shall be designated by the Holder at the time of such surrender. Upon receipt by the Corporation of evidence reasonably satisfactory to it of the loss, theft, destruction, or mutilation of this Warrant, and, in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to it, and upon surrender and cancellation of this Warrant, if mutilated, the Corporation will make and deliver a new Warrant of like tenor, in lieu of this Warrant. This Warrant shall be promptly canceled by the Corporation upon the surrender hereof in connection with any exchange or replacement. The Corporation shall pay all expenses, taxes (other than stock transfer taxes), and other charges payable in connection with the preparation, execution, and delivery of Warrants pursuant to this Section 2.

3. ISSUANCE OF THE WARRANT SHARES.

(a) The Corporation agrees that the Warrant Shares shall be and are deemed to be issued to the Holder as of the close of business on the date on which this Warrant shall have been surrendered and the payment made for such Warrant Shares as aforesaid. Subject to the provisions of paragraph (b) of this Section 3, certificates for the Warrant Shares so purchased shall be delivered to the Holder within a reasonable time after the rights represented by this Warrant shall have been so exercised, and, unless this Warrant has expired, a new Warrant representing the right to purchase the number of Warrant Shares, if any, with respect to which this Warrant shall not then have been exercised shall also be delivered to the Holder.

(b) Notwithstanding the foregoing, however, the Corporation shall not be required to deliver any certificate for Warrant Shares upon exercise of this Warrant except in accordance with exemptions from the applicable securities registration requirements or registrations under applicable securities laws. Nothing herein shall obligate the Corporation to effect registrations under federal or state securities laws. If registrations are not in effect and if exemptions are not available when the Holder seeks to exercise the Warrant, the Warrant exercise period will be extended, if need be, to prevent the Warrant from expiring, until such time as either registrations become effective or exemptions are available, and the Warrant shall then remain exercisable for a period of at least 30 calendar days from the date the Corporation delivers to the Holder written notice of the availability of such registrations or exemptions. The Holder agrees to execute such documents and make such representations, warranties, and agreements as may be required solely to comply with the exemptions relied upon by the Corporation, or the registrations made, for the issuance of the Warrant Shares.

4. COVENANTS OF THE CORPORATION. The Corporation covenants and agrees that all Warrant Shares will, upon issuance, be duly authorized and issued, fully paid, nonassessable and free from all taxes, liens and charges with respect to the issue thereof. The Corporation further covenants and agrees that during the period within which the rights represented by this Warrant may be exercised, the Corporation will at all times have authorized and reserved for the purpose of issue or transfer upon exercise of the subscription rights evidenced by this Warrant a sufficient number of shares of Common Stock to provide for the exercise of the rights represented by this Warrant.  The representations and warranties made by the Corporation in the Agreement are true and correct as of the date made and of the Closing as defined therein.

5. ANTI-DILUTION ADJUSTMENTS. The provisions of this Warrant are subject to adjustment as provided in this Section 5.

(a) The Warrant Exercise Price shall be adjusted from time to time such that in case the Corporation shall hereafter:

(i) pay any dividends on any class of stock of the Corporation payable in Common Stock or securities convertible into Common Stock;

(ii) subdivide its then outstanding shares of Common Stock into a greater number of shares; or

(iii) combine outstanding shares of Common Stock, by reclassification or otherwise;

then, in any such event, the Warrant Exercise Price in effect immediately prior to such event shall (until adjusted again pursuant hereto) be adjusted immediately after such event to a price (calculated to the nearest full cent) determined by dividing (A) the number of shares of Common Stock outstanding immediately prior to such event, multiplied by the then existing Warrant Exercise Price, by (B) the total number of shares of Common Stock outstanding immediately after such event (including in each case the maximum number of shares of Common Stock issuable in respect of any securities convertible into Common Stock), and the resulting quotient shall be the adjusted Warrant Exercise Price per share. An adjustment made pursuant to this Subsection shall become effective immediately after the record date in the case of a dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification. If, as a result of an adjustment made pursuant to this Subsection, the Holder of any Warrant thereafter surrendered for exercise shall become entitled to receive shares of two or more classes of capital stock or shares of Common Stock and other capital stock of the Corporation, the Board of Directors (whose determination shall be conclusive) shall determine the allocation of the adjusted Warrant Exercise Price between or among shares of such classes of capital stock or shares of Common Stock and other capital stock. All calculations under this Subsection shall be made to the nearest cent or to the nearest 1/100 of a share, as the case may be. In the event that at any time as a result of an adjustment made pursuant to this Subsection, the holder of any Warrant thereafter surrendered for exercise shall become entitled to receive any shares of the Corporation other than shares of Common Stock, thereafter the Warrant Exercise Price of such other shares so receivable upon exercise of any Warrant shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to Common Stock contained in this Section

(b) Upon each adjustment of the Warrant Exercise Price pursuant to Section 5(a) above, the Holder of each Warrant shall thereafter (until another such adjustment) be entitled to purchase at the adjusted Warrant Exercise Price the number of shares, calculated to the nearest full share, obtained by multiplying the number of shares specified in such Warrant (as adjusted as a result of all adjustments in the Warrant Exercise Price in effect prior to such adjustment) by the Warrant Exercise Price in effect prior to such adjustment and dividing the product so obtained by the adjusted Warrant Exercise Price.

(c) In case of any consolidation or merger to which the Corporation is a party other than a merger or consolidation in which the Corporation is the continuing corporation, or in case of any sale or conveyance to another corporation of the property of the Corporation as an entirety or substantially as an entirety, or in the case of any statutory exchange of securities with another corporation (including any exchange effected in connection with a merger of a third corporation into the Corporation), there shall be no adjustment under Subsection (a) of this Section 5 but the Holder of each Warrant then outstanding shall have the right thereafter to convert such Warrant into the kind and amount of shares of stock and other securities and property which he would have owned or have been entitled to receive immediately after such consolidation, merger, statutory exchange, sale, or conveyance had such Warrant been converted immediately prior to the effective date of such consolidation, merger, statutory exchange, sale, or conveyance and, in any such case, if necessary, appropriate adjustment shall be made in the application of the provisions set forth in this Section with respect to the rights and interests thereafter of any Holders of the Warrant, to the end that the provisions set forth in this Section shall thereafter correspondingly be made applicable, as nearly as may reasonably be, in relation to any shares of stock and other securities and property thereafter deliverable on the exercise of the Warrant. The provisions of this Subsection shall similarly apply to successive consolidations, mergers, statutory exchanges, sales or conveyances.

(d) Upon any adjustment of the Warrant Exercise Price, then and in each such case, the Corporation shall give written notice thereof, by first-class mail, postage prepaid, addressed to the Holder as shown on the books of the Corporation, which notice shall state the Warrant Exercise Price resulting from such adjustment and the increase or decrease, if any, in the number of shares of Common Stock purchasable at such price upon the exercise of this Warrant, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.

6. NO VOTING RIGHTS. This Warrant shall not entitle the Holder to any voting rights or other rights as a shareholder of the Corporation.

7. NOTICE OF TRANSFER OF WARRANT OR RESALE OF THE WARRANT SHARES.

(a) Subject to the sale, assignment, hypothecation, or other transfer restrictions set forth in Section 1 hereof, the Holder, by acceptance hereof, agrees to give written notice to the Corporation before transferring this Warrant or transferring any Warrant Shares of such Holder's intention to do so, in substantially the form attached hereto as Exhibit B describing briefly the manner of any proposed transfer. Promptly upon receiving such written notice, the Corporation shall present copies thereof to the Corporation's counsel. If in the opinion of such counsel the proposed transfer may be effected without registration or qualification (under any federal or state securities laws), the Corporation, as promptly as practicable, shall notify the Holder of such opinion, whereupon the Holder shall be entitled to transfer this Warrant or to dispose of Warrant Shares received upon the previous exercise of this Warrant, all in accordance with the terms of the notice delivered by the Holder to the Corporation; provided that an appropriate legend may be endorsed on this Warrant or the certificates for such Warrant Shares respecting restrictions upon transfer thereof necessary or advisable in the opinion of counsel and satisfactory to the Corporation to prevent further transfers which would be in violation of Section 5 of the 1933 Act and applicable state securities laws; and provided further that the prospective transferee or purchaser shall execute such documents and make such representations, warranties, and agreements as may be required solely to comply with the exemptions relied upon by the Corporation for the transfer or disposition of the Warrant or Warrant Shares.

(b) If, in the opinion of the Corporation's counsel, the proposed transfer or disposition of the Warrant or such Warrant Shares described in the written notice given pursuant to this Section 7 may not be effected without registration or qualification of this Warrant or such Warrant Shares, the Corporation shall promptly give written notice thereof to the Holder, and the Holder will limit its activities in respect to such transfer or disposition as, in the opinion of such counsel, are permitted by law.

8. FRACTIONAL SHARES. Fractional shares shall not be issued upon the exercise of this Warrant, but in any case where the holder would, except for the provisions of this Section, be entitled under the terms hereof to receive a fractional share, the Corporation shall, upon the exercise of this Warrant for the largest number of whole shares then called for, pay a sum in cash equal to the sum of (a) the excess, if any, of the Market Price of such fractional share over the proportional part of the Warrant Exercise Price represented by such fractional share, plus (b) the proportional part of the Warrant Exercise Price represented by such fractional share. For purposes of this Section, the term "Market Price" with respect to shares of Common Stock of any class or series means the last reported sale price or, if none, the average of the last reported closing bid and asked prices on any national or regional securities exchange or quoted in the National

Association of Securities Dealers, Inc.'s Automated Quotations System ("Nasdaq"), or if not listed on a national or regional securities exchange or quoted in Nasdaq, the average of the last reported closing bid and asked prices as reported by the Electronic Bulletin Board of the National Association of Securities Dealers, Inc. from quotations by market makers in such Common Stock on the over-the-counter market, or if no quotations in such Common Stock are available, the fair market value of the shares as determined in good faith by the Board of Directors of the Corporation.

9.  NOTICES OF CERTAIN TRANSACTIONS.  The Corporation shall set a record date for the holders of its Common Stock (or other stock or securities at the time deliverable upon the exercise of this Warrant) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of stock of any class or any other securities, or to receive any other right, to subscribe for or purchase any shares of stock of any class or any other securities, or to receive any other right, and

(a)           of any capital reorganization of the Corporation, any reclassification of the capital stock of the Corporation, any consolidation or merger of the Corporation, any consolidation or merger of the Corporation with or into another corporation (other than a consolidation or merger in which the Corporation is the surviving entity), or any transfer of all or substantially all of the assets of the Corporation, and

(b)           of the voluntary or involuntary dissolution, liquidation or winding-up of the Corporation.

 and in each such case, the Corporation shall  mail or cause to be mailed to the Holder of this Warrant a notice specifying, as the case may be, (i) the record date for the purpose of such dividend, distribution or right, and stating the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation, winding-up or conversion is to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other stock or securities at the time deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation, winding-up or conversion) are to be determined.  Such notice shall be mailed at least ten days prior to the record date or effective date for the event specified in such notice.

10.  MISCELLANEOUS.

(a)  NOTICES. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed email, telex or facsimile if sent during normal business hours of the recipient, if not, then on the next business day, or (c) two (2) business days after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the Corporation at the address as set forth on the signature page hereof, to the Holder at 15466 Los Gatos Blvd.,

Suite 109-352, Los Gatos, California, 95032, Email: 4rwallace@comcast.net or at such other address as the Corporation or Holder may designate by ten (10) days advance written notice to the other party hereto.

(b)  ATTORNEYS' FEES. If any action at law or in equity is necessary to enforce or interpret the terms of this Warrant, the prevailing party shall be entitled to reasonable attorneys' fees, costs and disbursements in addition to any other relief to which such party may be entitled.

(c)  AMENDMENTS AND WAIVERS. This Warrant may be amended or modified only upon the written consent of both Holder and the Corporation. This Warrant and any provision hereof may be waived only by an instrument in writing signed by the party against which enforcement of the same is sought.

(d)  SEVERABILITY. If one or more provisions of this Warrant are held to be unenforceable under applicable law, such provision shall be excluded from this Warrant and the balance of the Warrant shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

(e)  GOVERNING LAW. This Warrant shall be governed by and construed and enforced in accordance with the laws of the State of California, without giving effect to its conflicts of laws principles.

IN WITNESS WHEREOF, Rokwader, Inc. has caused this Warrant to be signed by its duly authorized officer and this Warrant to be dated May 1, 2015.

ROKWADER, INC. a Delaware corporation

By:	/s/ Yale Farar Yale Farar President 21900 Burbank Blvd., 3rd Floor Woodland Hills, CA 91367 Email: farcap@aol.com

EXHIBIT A

NOTICE  OF EXERCISE

(To Be Executed by the Registered Holder in Order to Exercise the Warrant)

To: Rokwader, Inc.

The undersigned hereby irrevocably elects to exercise the attached Warrant to purchase for cash, ____________ of the shares issuable upon the exercise of such Warrant, and requests that certificates for such shares (together with a new Warrant to purchase the number of shares, if any, with respect to which this Warrant is not exercised) shall be issued in the name of:

NAME:  ______________________________

SOC. SEC. or TAX I.D. NO.	_________________________________
ADDRESS:	_________________________________ _________________________________

Date:_________________, 20__.  _____________________________ Signature *

* The signature on the Notice of Exercise of Warrant must correspond to the name as written upon the face of the Warrant in every particular without alteration or enlargement or any change whatsoever. When signing on behalf of a corporation, partnership, trust or other entity, please indicate your position(s) and title(s) with such entity.

EXHIBIT B

ASSIGNMENT FORM

(To be Executed by the Registered Holder in Order to Transfer the Warrant)

To: Rokwader, Inc.

FOR VALUE RECEIVED, the undersigned hereby sells, assigns, and transfers unto _________________________________ the right to purchase the securities of Rokwader, Inc. to which the within Warrant relates and appoints _______________________________, attorney, to transfer said right on the books of Rokwader, Inc. with full power of substitution in the premises

Dated: ____________________	___________________________________________ Signature

	Address:	______________________________
______________________________